INFORMAL AGREEMENT WITH COMPANY PRESIDENT

The Company’s President has been loaning funds to the Company.  The Company’s President has verbally agreed that for the next twelve (12) months, in the event that the Company raises only a portion of the Offering amount, to loan the Company up to $10,000 per month to assist in start-up operations.

Because there are no agreed upon terms for the repayment of any funds loaned to the Company, the loans, when made should be considered payable on demand.